Exhibit 99.1

Erasca Reports Fourth Quarter 2023 and Full Year 2023 Business Updates and Financial Results

Gained global registrational clarity for naporafenib and achieved key clinical milestones for naporafenib, ERAS-007, and ERAS-801

Multiple data readouts expected in 2024 for naporafenib (SEACRAFT-1), ERAS-007 (HERKULES-3), and ERAS-801 (THUNDERBBOLT-1) and planned initiation of pivotal SEACRAFT-2 trial

Robust balance sheet with cash, cash equivalents, and marketable securities of $322 million as of December 31, 2023

Erasca to host R&D update conference call and webcast Thursday, March 28, 2024 at 8:30 am ET

SAN DIEGO, March 27, 2024 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today provided business updates and reported financial results for the fiscal quarter and full year ended December 31, 2023.

“In 2023, our three clinical candidates reached important clinical and regulatory milestones, including gaining regulatory clarity to allow us to begin our global Phase 3 study for naporafenib, demonstrating encouraging therapeutic potential for ERAS-007, and achieving Fast Track Designation (FTD) for each of naporafenib in combination with trametinib, and ERAS-801,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “For ERAS-007, we presented promising preliminary clinical activity at ASCO 2023 in combination with encorafenib and cetuximab (EC) in EC-naïve patients with BRAF-mutant (BRAFm) colorectal cancer (CRC), and we expect to share additional data in the first half of 2024. We also advanced our central nervous system (CNS)-penetrant EGFR inhibitor ERAS-801 to further characterize activity in patients with EGFR-amplified recurrent glioblastoma (GBM), which represents approximately 85% of all patients with EGFR-altered GBM.”

Dr. Lim continued, “In 2024, we have several key catalysts for naporafenib, which is currently being developed in two trials, SEACRAFT-1, which is ongoing in patients with RAS Q61X tissue agnostic solid tumors, and SEACRAFT-2, which is expected to initiate in the first half of 2024 in patients with NRAS-mutant (NRASm) melanoma. We are excited by our recent pooled analysis of the median overall survival (mOS) data from the Phase 1b and Phase 2 trials for naporafenib plus trametinib in patients with NRASm melanoma. These data showed an mOS of approximately 13-14 months, which nearly doubles the mOS observed for historical control observations for cytotoxic chemotherapy and single agent MEK inhibitors in patients similar to the SEACRAFT-2 patient population.”

Research and Development (R&D) Highlights

•
Achieved Key Milestones for Naporafenib and ERAS-801 and Prioritized Pipeline: In November 2023, Erasca gained alignment with US and EU health authorities for the pivotal Phase 3 SEACRAFT-2 trial design that provided clarity on a registrational pathway for naporafenib plus trametinib in patients with NRASm melanoma. Erasca also completed dose escalation and identified a maximum tolerated dose (MTD) for ERAS-801, supporting the ongoing enrollment of efficacy signal-seeking expansion cohorts in patients with EGFR-altered GBM. In addition, a strategic pipeline prioritization

Exhibit 99.1

sharpened Erasca’s focus on existing programs that we believe have the highest probability of success for patients.

•
Analysis of mOS Data for Naporafenib: A pooled analysis of patients with NRASm melanoma dosed with the combination of naporafenib and trametinib at two different doses across two different trials (Phase 1b and Phase 2) showed an mOS of 13.0 and 14.1 months, respectively. The pooled dataset at each dose compares favorably relative to historical benchmarks.

Corporate Highlights

•
Granted Fast Track Designation for Naporafenib: In December 2023, the United States Food and Drug Administration (FDA) granted FTD to naporafenib in combination with trametinib (MEKINIST®) for the treatment of adult patients with unresectable or metastatic melanoma who have progressed on, or are intolerant to, an anti‑programmed death-1 (ligand 1) (PD‑(L)1)-based regimen, and whose tumors contain an NRAS mutation.
•
Entered into two CTCSAs with Novartis for Naporafenib Combination in SEACRAFT-1 and SEACRAFT-2: In February 2024, Erasca announced two clinical trial collaboration and supply agreements (CTCSAs) with Novartis pursuant to which Novartis will provide its MEK inhibitor trametinib at no cost to Erasca in connection with two clinical trials evaluating naporafenib in combination with trametinib for the treatment of patients with RAS Q61X solid tumors as part of the ongoing Phase 1b SEACRAFT-1 trial, and for the treatment of patients with previously treated NRASm unresectable or metastatic melanoma as part of the planned randomized pivotal Phase 3 SEACRAFT-2 trial.

Key Upcoming Anticipated Milestones

•
SEACRAFT-1: Phase 1b trial for naporafenib (pan-RAF inhibitor) plus trametinib in patients with RAS Q61X tissue agnostic solid tumors
o
Initial Phase 1b combination data expected between the second and fourth quarters of 2024
•
SEACRAFT-2: Randomized pivotal Phase 3 trial for naporafenib plus trametinib in patients with NRASm melanoma
o
Phase 3 trial initiation expected in the first half of 2024
•
HERKULES-3: Phase 1b trial for ERAS-007 (ERK inhibitor) plus encorafenib (BRAFTOVI®) + cetuximab (ERBITUX®) (EC) in EC-naïve patients with BRAFm CRC
o
Phase 1b combination data expected in the first half of 2024
•
THUNDERBBOLT-1: Phase 1 trial for ERAS-801 (CNS-penetrant EGFR inhibitor) in patients with GBM
o
Initial Phase 1 monotherapy data expected in 2024

Fourth Quarter and Full Year 2023 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $322.0 million as of December 31, 2023, compared to $435.6 million as of December 31, 2022.

Research and Development (R&D) Expenses: R&D expenses were $24.8 million for the quarter ended December 31, 2023, compared to $29.4 million for the quarter ended December 31, 2022. The decrease was primarily driven by decreases in expenses incurred in connection with clinical trials, preclinical

Exhibit 99.1

studies, discovery activities, and outsourced services and consulting fees, as a result of pipeline prioritization. R&D expenses were $103.8 million for the full year ended December 31, 2023, compared to $112.5 million for the full year ended December 31, 2022. The full year ended December 31, 2022 also included $102.0 million of in-process R&D expenses related to upfront and milestone payments and stock issuances under certain of our asset acquisition and license agreements.

General and Administrative (G&A) Expenses: G&A expenses were $9.1 million for the quarter ended December 31, 2023, compared to $8.7 million for the quarter ended December 31, 2022. The increase was primarily driven by personnel costs, including stock-based compensation, partially offset by decreases in insurance costs and legal fees. G&A expenses were $37.7 million for the full year ended December 31, 2023, compared to $33.0 million for the full year ended December 31, 2022.

Net Loss: Net loss was $29.7 million for the quarter ended December 31, 2023, compared to $135.3 million, inclusive of the $100.0 million of in-process R&D expenses recorded in connection with the Novartis license agreement, for the quarter ended December 31, 2022. For the full year ended December 31, 2023, Erasca reported a net loss of $125.0 million, or $(0.83) per basic and diluted share, compared to a net loss of $242.8 million, inclusive of the $100.0 million of in-process R&D expenses recorded in connection with the Novartis license agreement, or $(1.99) per basic and diluted share, for the full year ended December 31, 2022.

Conference Call and Webcast Information

Erasca will hold a conference call and webcast on Thursday, March 28, 2024 at 8:30 am ET. The webcast link for the conference call can be found here. The dial-in number is 1-877-407-0792 (U.S./Canada) or 1-201-689-8263 (international). The conference ID for all callers is 13745382. The live webcast and replay may be accessed by visiting Erasca’s website at Erasca.com/events.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of cancer. We have assembled one of the deepest RAS/MAPK pathway-focused pipeline in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits of our product candidates, including naporafenib, ERAS-007, and ERAS-801; the planned advancement of our development pipeline, including the anticipated timing of data

Exhibit 99.1

readouts for the SEACRAFT-1 trial, the HERKULES-3 trial, and the THUNDERBBOLT-1 trial; the anticipated timing for the initiation of the SEACRAFT-2 trial; and our ability to successfully prioritize our pipeline portfolio to focus on existing programs that we believe have the highest probability of success; our ability to realize the benefits of the CTCSAs described in this press release. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; we only have three product candidates in clinical development and all of our other development efforts are in the preclinical or development stage; the analysis of pooled Phase 1 and Phase 2 naporafenib plus trametinib data covers two clinical trials with different designs and inclusion criteria, which cannot be directly compared, and therefore may not be a reliable indicator of mOS data; due to differences between trial designs and subject characteristics, comparing data across different trials may not be a reliable indicator of data; preliminary results of clinical trials are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and more patient data become available; we have not completed any clinical trials of naporafenib and are reliant on data generated by Novartis in prior clinical trials conducted by it; our planned SEACRAFT trials may not support the registration of naporafenib; our assumptions around which programs may have a higher probability of success may not be accurate, and we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; the inability to realize any benefits from our current licenses, acquisitions, and collaborations, and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; later developments with the FDA or EU health authorities may be inconsistent with the feedback received to date regarding our development plans and trial designs; FTD may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that our product candidates will receive marketing approval; our ability to fund our operating plans with our current cash, cash equivalents, and marketable securities; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Exhibit 99.1

Erasca, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$321,992	$435,620
Working capital	294,520	395,806
Total assets	395,297	514,909
Accumulated deficit	(606,013)	(480,971)
Total stockholders’ equity	316,686	411,853

Exhibit 99.1

Erasca, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022

Operating expenses:
Research and development	$24,805	$29,356	$103,821	$112,457
In-process research and development	—	100,000	—	102,000
General and administrative	9,066	8,722	37,704	32,993
Total operating expenses	33,871	138,078	141,525	247,450
Loss from operations	(33,871)	(138,078)	(141,525)	(247,450)
Other income (expense)
Interest income	4,237	2,878	16,712	4,902
Other expense, net	(67)	(50)	(229)	(257)
Total other income (expense), net	4,170	2,828	16,483	4,645
Net loss	$(29,701)	$(135,250)	$(125,042)	$(242,805)
Net loss per share, basic and diluted	$(0.20)	$(1.06)	$(0.83)	$(1.99)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	150,732,123	127,540,712	150,184,994	122,024,848
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net	652	338	1,118	(879)
Comprehensive loss	$(29,049)	$(134,912)	$(123,924)	$(243,684)

MEKINIST® is a registered trademark owned by or licensed to Novartis AG, its subsidiaries, or affiliates.
BRAFTOVI® is a registered trademark owned by or licensed to Pfizer Inc., its subsidiaries, or affiliates.
ERBITUX® is a registered trademark owned by or licensed to Eli Lilly and Company, its subsidiaries, or affiliates.

Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Source: Erasca, Inc.